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                                                                  EXHIBIT (B)(1)
The Chase Manhattan Bank, N.A.
1 Chase Plaza
New York, New York 10081
CHASE
November 28, 1995
Mr. Vernon J. Nagel
Executive Vice President of Finance,
  Chief Financial Officer, and Treasurer
Kuhlman Corporation
Two Skidaway Village Square
Savannah, Georgia 31411
Re: Acquisition of Communication Cable, Inc. ("CCI") Commitment Letter
Dear Vern:
     You have advised The Chase Manhattan Bank, N.A. ("Chase") of your desire to obtain up to $35 million of financing for (a) the acquisition by Kuhlman Corporation (the "Company"), or one or more wholly-owned subsidiaries of the Company, of the majority (i.e., an interest constituting a controlling interest) of the outstanding common stock of CCI (the "Acquisition"), (b) ongoing working capital needs arising in connection with the Acquisition, and (c) to pay costs and expenses of the Acquisition. We understand that the Company intends to amend its existing Revolving Credit and Term Loan Facility (the "Facility") to permit the Acquisition and the related financing.
     Chase is pleased to inform you of the commitment of Chase to provide up to $17.5 million (the "Chase Commitment") on the same terms and conditions as the Facility (we understand the residual $17.5 million will be provided by NationsBank of Georgia, N.A.; the two $17.5 million commitments collectively referred to as the "Loans") for the financing described above and in the letter of even date herewith addressed by Chase to you relating to certain fees (the "Fee Letter"), and to use its best efforts in its capacity as Syndication Agent to amend the Facility to permit the Acquisition and the financing. The aforementioned commitments are subject to the following terms and conditions being satisfied in a manner acceptable to Chase in its sole discretion:
     (a) the Company obtaining a similar commitment for $17.5 million under essentially the same terms and conditions as outlined herein from a financial institution acceptable to Chase;
     (b) the negotiation, execution and delivery of definitive documentation satisfactory to Chase;
     (c) the consummation of the Acquisition shall not require any external financing other than the financing proposed herein; provided further that the purchase price for the Acquisition shall not exceed $35 million and the other terms and conditions of the Acquisition shall be satisfactory to Chase;
     (d) upon consummation of the Acquisition, either the Company, or one or more wholly owned subsidiaries of the Company, will own a majority and controlling interest in CCI;
     (e) there not occurring since December 31, 1994, or becoming known after the date hereof, any material adverse change with respect to the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Company and its subsidiaries taken as a whole either before or after giving effect to the Acquisition. The incurring of the indebtedness contemplated herein shall not in and of itself constitute a material adverse change;
     (f) without limiting the more specific conditions contained herein, upon satisfactory completion of due diligence by Chase including review of information as to the business, assets, financial condition and prospects of the Company and its

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subsidiaries, taken as a whole, and CCI and its subsidiaries individually and taken as a whole, both before and after the Acquisition;
     (g) the absence of any material change prior to the earlier of closing or syndication which would impair the closing, funding or syndication of the financing or the proposed amendment to the Facility (the "Amendment");
     (h) payment of all fees and expenses as agreed upon between the Company and Chase herein and in the Fee Letter;
     (i) the Amendment of the existing Facility to permit the Acquisition and the financing contemplated herein.
     In the event any of the conditions to the commitment of Chase as set forth above are not satisfied, then Chase, at its option, may either suggest alternative financing amounts or structures that ensure adequate protection for Chase or decline to provide the financing. Chase reserves the right to modify its proposal for the financing from the described in this letter, or to suggest alternative financing amounts or structures if the corporate structure for or terms of the Acquisition is materially different from that presently contemplated. In addition, the willingness of Chase to provide the financing described in this letter is further subject to the condition that at the time of the proposed funding, no litigation, inquiry or other action and no injunction or other restraining order shall have been threatened, issued or filed or a hearing therefore be pending or notice with respect to the Acquisition or the making of the Loans.
     You agree to actively assist Chase and Chase Securities, Inc. ("CSI") in achieving a syndication of the financing and in obtaining consents to the Amendment, both of which are satisfactory to Chase, CSI and you. You acknowledge that Chase may share with any of its affiliates (including CSI) any information relating to the Acquisition and the Company, CCI and their respective subsidiaries and affiliates. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Company, senior management and advisors of the entities comprising the Acquisition and the proposed syndicate members. To assist Chase and CSI in its syndication efforts, you hereby agree (a) to provide and cause your advisors to provide Chase and CSI and the lenders under the Facility and the proposed syndicate members (the "Lenders") upon request with all information reasonably deemed necessary by Chase and CSI to obtain the consents and syndicate the financing, including but not limited to, information and evaluations prepared by the Company, CCI, and their respective advisors, or on their behalf, relating to the transactions contemplated hereby, and (b) to assist Chase and CSI in their efforts, including by making available officers and advisors of the Company, CCI, and their respective subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Company, CCI and their respective subsidiaries, as appropriate, at a meeting or meetings of Lenders.
     The definitive financing agreements arising from this commitment shall contain such terms, conditions, representations and warranties, financial covenants and events of default, that, in the opinion of Chase, are appropriate for this transaction. Prior to funding Chase shall have received opinions of value and other appropriate factual information and expert advice supporting the conclusions that, after giving effect to the Acquisition, neither the Company nor its subsidiaries is insolvent or will be rendered insolvent by the indebtedness incurred in connection therewith, or will be left with unreasonably small capital with which to engage in its business or will have incurred debts beyond its ability to pay such debts as they mature.
     You agree to indemnify and hold harmless Chase, CSI, and any other Lender and each director, officer, employee, attorney and affiliate thereof (each an "Indemnified Person") in connection with any losses, claims, costs, damages, liabilities (or actions or other proceedings, including inquiry and investigation commenced or threatened in respect thereof) or other expenses arising out of or in any way related to or resulting from your actions in connection with the Acquisition or from any of the statements contained in this letter or relating to the extension of the financing contemplated by this letter, or in any way arising from any use or intended use of the proceeds of any of the financing contemplated by this letter (other than any of the foregoing claimed by any Indemnified Person to the extent determined by final judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence or willful misconduct of an Indemnified Person), and to reimburse such Indemnified Person for investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding out of which any such expense arise. Your obligations to indemnify such Indemnified Persons and to pay such expenses shall remain effective regardless of whether a definitive financing agreement is executed and notwithstanding the termination of this letter agreement or the commitment of Chase hereunder. Neither Chase, CSI nor any other Lender shall be responsible or liable to the other party or any other person for consequential damages that may be alleged as a result of this letter.
     By executing this letter agreement, you agree to reimburse Chase and CSI from time to time on demand for all reasonable out-of-pocket fees and expenses incurred in connection with the preparation, due diligence, administration, syndication, and enforcement of all documents executed in connection with the financing and the Amendment and the other transactions contemplated hereby, including without limitation, the legal fees of Chase's counsel, regardless of whether or not the Loans are closed and the Amendment is executed. Your obligations under this paragraph shall survive termination of this letter.

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     This letter may not be assigned by the Company without the prior written consent of Chase and may not be amended or any provision thereof waived or modified except by an instrument in writing signed by Chase and you. Except as required by applicable law, this letter and the contents thereof shall be CONFIDENTIAL and shall not be disclosed by you to any third parties without the prior written consent of Chase, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment.
     You acknowledge that Chase may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transaction described herein and otherwise. Chase will not use confidential information obtained from you or any of your affiliates by virtue of the transaction contemplated by this letter or their other relationships with you and your affiliates in connection with the performance by Chase of services for other companies, and Chase will not furnish any such information to such other companies. You also acknowledge that Chase has no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you or any of your affiliates, confidential information obtained from other companies.
     If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter no later than 7:00 p.m. November 28, 1995. This letter will become effective upon your delivery to us of executed counterparts of this letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on February 1, 1996, unless extended in writing by Chase or the Acquisition has been made and the proposed financing concluded and the Amendment executed on or prior to such date.
     This letter may be executed in counterparts which, taken together, shall constitute an original. This letter embodies the entire agreement and understanding between Chase and the Company with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by Chase to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.
                                         Very truly yours,
                                         THE CHASE MANHATTAN BANK, N.A.
                                         By: /s/ Thomas Daniels
                                         Name: Thomas Daniels
                                         Title: Vice President
                                         ACCEPTED AND AGREEED TO:
                                         This 28th day of November 1995
                                         KUHLMAN CORPORATION
                                         By: /s/ Vernon J. Nagel
                                         Name: Vernon J. Nagel
                                         Title: Executive Vice President
                                            and CFO